EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

JACK HENRY & ASSOCIATES FISCAL 2010 SECOND QUARTER
EARNINGS PER SHARE INCREASES 7%

Monett, MO. February 2, 2010 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced second quarter fiscal 2010 results with an 11% increase in revenue, an increase of 15% in gross profit, and a 7% increase in net income compared to the second quarter of fiscal 2009. For the first six months of fiscal 2010 revenue increased 5%, with an increase of 9% in gross profit, and an increase of 11% in net income over the same six months in fiscal 2009.

For the quarter ended December 31, 2009, the company generated total revenue of $210.9 million compared to $190.2 million in the same quarter a year ago. Gross profit increased to $89.1 million compared to $77.4 million in the second quarter of last fiscal year. Net income totaled $30.0 million, or $.35 per diluted share, compared to $28.0 million, or $0.33 per diluted share in the same quarter a year ago.

For the first half of fiscal 2010, total revenue of $393.2 million was generated compared to $373.3 million for the first half of fiscal 2009. Gross profit increased to $163.5 million compared to $149.9 million during the same period last fiscal year. Net income for the first half of fiscal 2010 was $56.3 million, or $.66 per diluted share, compared to $50.5 million, or $0.59 per diluted share for the same six months in fiscal 2009.

According to Jack Prim, CEO, "We are generally pleased with the overall performance in the quarter. We continued to see positive impacts resulting from our cost control initiatives with a 14% improvement in operating income compared to the prior year, even with the inclusion of the one-time expenses related to the acquisitions.  The integration of both acquisitions during the quarter continues to progress in line with original plans and the cost synergies and EPS contributions from these acquisitions are also tracking in line with the original guidance provided."

Operating Results

"Support and services revenue grew 19% for the quarter compared to last year, which a large part of this was related to the recently announced acquisitions. However, organically this line of revenue grew 5% compared to the prior year quarter and increased 4% sequentially. This is due to the continued demand for the components that make up our recurring revenue," stated Tony Wormington, President. "As these offerings continue to grow they also have the ability to expand our gross margins through additional leverage of the existing infrastructure. In addition to this our managers and all of our associates continue to focus on improving margins through the control of operating costs."

License revenue for the second quarter was $12.0 million, or 6% of total revenue, compared to $14.9 million, or 8% of total revenue, for the same period last year. Support and service revenue increased to $184.1 million, or 87% of total revenue in second quarter of fiscal 2010 from $155.1 million, or 82% of total revenue for the same period a year ago. Hardware sales in the second quarter of fiscal 2010 decreased to $14.7 million, or 7% of total revenue, from $20.3 million, or 11% of total revenue in the second quarter of last fiscal year.

For the first half of fiscal 2010, license revenue was $23.4 million, or 6% of total revenue, compared to $28.2 million, or 8% of the total revenue a year ago. Support and service revenue comprised 86% of total revenue, or $340.1 million for the first six months of the current fiscal year compared to $307.0 million, or 82% of total revenue for the first six months of the prior fiscal year. Hardware sales for the first half of fiscal 2010 were $29.7 million, or 8% of total revenue, compared to $38.1 million, or 10% of total revenue, for the same period last year.

Cost of sales for the second quarter increased to $121.8 million for the three months ended December 31, 2009 from $112.8 million for the three months ended December 31, 2008. Second quarter gross profit increased 15% to $89.1 million compared to $77.4 million a year ago. Gross margin increased to 42% from 41% a year ago.

Cost of sales for the six months ended December 31, 2009 increased 3%, to $229.7 million from $223.4 million for the period ended December 31, 2008. Gross profit for the first half of fiscal 2010 increased 9% to $163.5 million compared to $149.9 for the first half of fiscal 2009. Gross margin was 42% for the six-month period ended December 31, 2009 compared to 40% for the six-month period ended December 31, 2008.

Gross margin on license revenue for the second quarter was 91% compared to 86% a year ago. For the six months ended December 31, 2009, gross margin on license revenue was 91% compared to 89% for the same period a year ago. The increase in gross margin on license revenue is attributable to a decrease in third party software delivered in the current periods compared to those in the prior year.

Support and service gross margin increased to 40% for the second quarter of fiscal 2010 compared to 38% a year ago. Support and service gross margin also increased to 39% for the first six months of fiscal 2010 compared to 37% for the first six months in fiscal 2009. Hardware gross margins for the second quarter were 27% compared to 30% for the same quarter last year. Hardware gross margin decreased to 27% for the first six months of fiscal 2010 compared to 28% for the first six months in fiscal 2009.

Operating expenses increased 17% for the second quarter of fiscal 2010 compared to the same quarter a year ago primarily due to increases in our general and administrative and research and development costs, resulting largely from the acquisition of Goldleaf Financial Solutions, Inc. and PEMCO Technology Services, Inc. during the current quarter. Selling and marketing expenses increased 7% to $14.9 million in the current year second quarter compared to the prior year of $13.8 million and remained steady at 7% of total revenue. Research and development expenses increased 21% to $12.3 million, or 6% of revenue, from $10.2 million, or 5% of total revenue in the second quarter of fiscal 2009. General and administrative costs increased 24% to $14.5 million or 7% of revenue, in the second quarter of fiscal year 2010, from $11.7 million, or 6% of revenue for the same quarter a year ago.

Operating expenses increased 2% for fiscal 2010 year to date compared to the same period a year ago primarily due to increased general and administrative costs. Selling and marketing expenses decreased 3% in the same period to $27.0 million from $27.8 million, while remaining at 7% of total revenue for the second quarters in fiscal 2010 and 2009. Research and development expenses increased 3% to $22.5 million or 6% of revenue for the first half of fiscal 2010 from $21.7 million, or 6% of revenue for the same period a year ago. General and administrative costs increased 7% to $24.7 million compared to the prior year at $23.2 million and remained at 6% of total revenue for both periods.

Operating income increased 14% to $47.4 million, or 22% of second quarter revenue, compared to $41.6 million, or 22% of revenue in the second quarter of fiscal 2009. Provision for income taxes is 36.5% for the second quarter in fiscal 2010 compared to 32.1% last year. The increase is due to the renewal of the Research and Experimentation Credit in fiscal 2009, which was retroactive to January 1, 2008. This resulted in twelve months of tax benefit from the Credit being recognized all within the second quarter of fiscal 2009. Second quarter net income totaled $30.0 million, or $.35 per diluted share, compared to $28.0 million, or $0.33 per diluted share in the second quarter of fiscal 2009.

Operating income increased 16% to $89.3 million for the first six months of fiscal 2010 compared to $77.2 million for the same period a year ago. For the current year-to-date period, operating income was 23% of total revenues compared to 21% in the prior year's period. Provision for income taxes is 36.9% year to date fiscal 2010 compared to 34.4% year to date in fiscal 2009 due to the retroactive renewal during the current year of the Research and Experimentation Credit. Year to date net income increased 11% and totaled $56.3 million, or $.66 per diluted share, compared to $50.5 million, or $0.59 per diluted share in the prior year.

For the second quarter of 2010, the bank systems and services segment revenue increased 10% to $171.0 million from $156.0 million in the same quarter a year ago. The bank system and services segment gross margin was 43% for the current quarter compared to 40% a year ago. The credit union systems and services segment revenue increased 17% to $39.8 million with a gross margin of 38% for the second quarter of 2010 from revenue of $34.2 million and a gross margin of 43% in the same period a year ago. The credit union segment gross margin was lower primarily due to a decrease in license revenue which has higher margins than other revenue components.

For the six months ended December 31, 2009, the bank systems and services segment revenue increased 5% to $321.4 million from $305.9 million with a gross margin of 42% for the current period compared to 40% a year ago. The credit union systems and services segment revenue increased 7% to $71.7 million for the first half of fiscal 2010, with a gross margin of 38% from revenue of $67.4 million and gross margin of 42% in the same period a year ago.

Balance Sheet, Cash Flow, and Backlog Review

At December 31, 2009, cash, cash equivalents, and investments decreased to $25.9 million from $41.6 million, the balance at December 31, 2008. Trade receivables decreased 4%, or $4.7 million, to $118.0 million compared to $122.7 million a year ago. Current deferred revenue increased $18.8 million or 14% to $155.6 million at December 31, 2009 compared to $136.8 million a year ago. The decrease in cash, cash equivalents, and investments and the increase in deferred revenue can be attributed to the two acquisitions during the quarter. Stockholders' equity increased 16% to $684.8 million at December 31, 2009, from $592.0 million a year ago.

Cash provided by operations totaled $75.9 million for the current year to date compared to $75.7 million during the first six months of last year. The following table summarizes net cash (in thousands) from operating activities:

	Six months ended December 31,

	2009	2008

Net income	$56,251	$50,494
Non-cash expenses	35,754	34,587
Change in receivables	87,554	91,281
Change in deferred revenue	(92,740)	(75,996)
Change in other assets and liabilities	(10,963)	(24,658)

Net cash provided by operating activities	$75,856	$75,708

Net cash used in investing activities for the current year was $164.6 million and included capital expenditures of $25.9 million, payment for acquisitions of $125.9 million, and capitalized software development of $13.0 million. In the first half of fiscal 2009, net cash used in investing activities of $30.0 million consisted mainly of $3.0 million in payments for acquisitions, $14.1 million in capital expenditures and $12.9 million for capitalized software development. Cash used for investing activities in the first half of fiscal 2010 was offset by $2.0 million net proceeds from the sale of property and equipment and investments compared to $1.0 million net proceeds in the first half of 2009.

Financing activities used cash of $4.5 million and included a net repayment of the credit facility of $3.2 million and payment of dividends of $14.3 million. Cash used was offset by proceeds of $13.0 million from the exercise of stock options, sale of common stock and the excess tax benefits from stock-based compensation. For the first half of fiscal 2009, cash used in financing activities was $70.7 million and included $12.7 million for dividends paid, a net repayment of the credit facility of $9.6 million and $50.2 million for the purchase of treasury stock. Cash used was offset by $1.8 million from the exercise of stock options, sale of common stock and the excess tax benefits from stock-based compensation.

Backlog, which is a measure of future business and revenue, increased 14% from year-ago levels and increased 9% from September 2009. December 31, 2009 backlog total is $316.3 million ($76.6 million in-house and $239.7 million outsourcing). Backlog at December 31, 2008, was $277.9 million ($61.4 million in-house and $216.5 million outsourcing) and at September 30, 2009, it was $291.2 million ($61.7 million in-house and $229.5 million outsourcing).

"We continue to see interest from our existing in-house customers to migrate to our OutLink model, along with the majority of new core customer wins also continue to select the outsourcing delivery model, which is reflected in our 11% increase in outsourcing backlog compared to a year ago," stated Kevin Williams, CFO. "In-house backlog jumped up 25% compared to a year ago, which is primarily due to some rather large license sales during the quarter that due to the nature of the product and the related revenue recognition rules, these will be recognized as milestones are hit during future quarters."

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for financial institutions. Jack Henry markets and supports its systems throughout the United States and has over 11,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on February 3; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended		%	Six Months Ended		%
	December 31,		Change	December 31,		Change

	2009	2008		2009	2008

REVENUE
License	$12,013	$14,860	-19%	$23,415	$28,154	-17%
Support and service	184,143	155,053	19%	340,069	307,000	11%
Hardware	14,705	20,291	-28%	29,708	38,148	-22%

Total	210,861	190,204	11%	393,192	373,302	5%

COST OF SALES
Cost of license	1,091	2,052	-47%	2,211	3,141	-30%
Cost of support and service	110,026	96,502	14%	205,836	192,634	7%
Cost of hardware	10,664	14,277	-25%	21,674	27,625	-22%

Total	121,781	112,831	8%	229,721	223,400	3%

GROSS PROFIT	89,080	77,373	15%	163,471	149,902	9%
Gross Profit Margin	42%	41%		42%	40%

OPERATING EXPENSES
Selling and marketing	14,866	13,845	7%	26,991	27,777	-3%
Research and development	12,339	10,191	21%	22,487	21,737	3%
General and administrative	14,512	11,725	24%	24,693	23,184	7%

Total	41,717	35,761	17%	74,171	72,698	2%

OPERATING INCOME	47,363	41,612	14%	89,300	77,204	16%

INTEREST INCOME (EXPENSE)
Interest income	4	146	-97%	45	709	-94%
Interest expense	(143)	(524)	-73%	(233)	(951)	-75%

Total	(139)	(378)	-63%	(188)	(242)	-22%

INCOME BEFORE INCOME TAXES	47,224	41,234	15%	89,112	76,962	16%

PROVISION FOR INCOME TAXES	17,247	13,249	30%	32,861	26,468	24%

NET INCOME	$29,977	$27,985	7%	$56,251	$50,494	11%

Diluted net income per share	$0.35	$0.33		$0.66	$0.59
Diluted weighted avg shares outstanding	85,224	84,958		85,023	85,790

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	Dec 31,		% Change

	2009	2008

Cash, cash equivalents and investments	$25,943	$41,600	-38%
Receivables	117,954	122,666	-4%
TOTAL ASSETS	1,036,954	916,551	13%

Accounts payable and accrued expenses	$49,715	$41,151	21%
Notes Payable	61,732	63,728	-3%
Deferred revenue	165,238	147,598	12%
STOCKHOLDERS' EQUITY	684,811	591,956	16%